Exhibit 99

National Financial Partners to Acquire Balser Companies, A Leading Executive Benefits Firm

Recent Acquisition Activity Expected to Exceed $12 Million in Aggregate Base Earnings

NEW YORK—December 21, 2006—National Financial Partners Corp. (NYSE: NFP), a national financial services distribution company, announced today that it has signed a definitive agreement to acquire Balser Companies (“Balser”), a leading executive benefits firm. Balser is NFP’s largest benefits acquisition to date and represents $7.4 million in acquired base earnings. In 2005, Balser’s revenue was approximately $13.2 million. Founded in 1968, Balser serves the Fortune 500 market through its deferred compensation plans and supplemental executive plans, which include life insurance, disability and long term care. NFP has agreed to pay approximately $52.8 million in a combination of cash and NFP common stock to the shareholders of Balser. The transaction, subject to customary closing conditions, is expected to close in the first quarter of 2007.

“We are excited to announce an acquisition with the significant scale and market presence of Balser. Through this transaction, NFP enhances its executive benefits business, potential growth opportunities, and future recurring revenues,” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Balser’s president, Bud Russell, said “Ron Balser and Barbara Balser see the combination of NFP and Balser as well-suited for the organization’s exceptional client-focused service and its enthusiasm for cutting-edge benefit design. Our senior management team believes that working with NFP will benefit our clients by strengthening Balser’s resources while allowing us to maintain our reputation as an innovative, independent benefits advisor.”

In addition to the acquisition of Balser and since its third quarter earnings release date, NFP has either entered into definitive agreements or completed transactions representing 5 acquisitions. In aggregate, these firms represent $5.1 million in acquired base earnings, of which $3.2 million is effective December 2006 and $1.9 million is anticipated to be effective January 2007. These acquisitions include three estate planning firms, one benefits firm, and one annuity brokerage subacquisition. On a combined basis, these firms generated approximately $13.9 million in total revenue in 2005. NFP has agreed to pay $20.8 million in cash and expects to issue approximately 210,000 shares of NFP common stock for these 5 acquisitions.

“We are pleased that these exceptional firms have chosen to link their future with NFP. This announcement represents total acquired base earnings of $12.5 million, which positions us well with respect to our $20.0 million 2007 objective. This level of acquisition activity is consistent with our 20% cash earnings per share growth target.” said Jessica Bibliowicz, Chairman and Chief Executive Officer.

Defined Terms

The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that NFP capitalizes at the time of acquisition of a firm. The term cash earnings represents GAAP net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets. Cash earnings per share represents cash earnings divided by weighted average diluted shares outstanding.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 170 firms.

About Balser Companies

Balser Companies has served as a trusted advisor for more than 30 years, specializing in serving the benefit plan needs of Fortune 500 and FT Global 500 public companies and their most talented executives. Balser provides supplemental retirement and insurance plan services to help senior management employees and outside directors create wealth like retirement nest eggs, as well as protect their income through cost-effective insurance programs. Balser Companies’ predecessor company was founded in Georgia in 1976, and adopted the trade name “Balser Companies” in 1999 to differentiate itself in the compensation and benefits marketplace. For more information email ron.richard@balser.com

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “will” and “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP’s operations. These forward-looking statements are based on management’s current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward- looking statement include: (1) NFP’s success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP’s firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP’s ability, through its operating structure, to respond quickly to operational or financial situations and to grow its business, (5) NFP’s ability to effectively manage its business through the principals of its firms, (6) the impact of legislation or regulations in jurisdictions in which NFP’s subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (7) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (8) changes in the pricing, design or underwriting of insurance products, (9) changes in premiums and commission rates, (10) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (11) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (12) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations, (13) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices by various governmental authorities and related litigation, (14) the reduction of NFP’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, and (15) other factors described in NFP’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Source: National Financial Partners Corp.

Contacts:
Investor Relations:	Media Relations:
Liz Werner	Elizabeth Fogerty
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4062